Exhibit 99.1

NRG Energy, Inc. Announces Redemption of

Its Outstanding 8.50% Senior Notes Due 2019

PRINCETON, NJ; August 4, 2014 — NRG Energy, Inc. (NYSE: NRG) today announced that it gave the required notice under the governing indenture to redeem for cash all of its remaining 8.50% Senior Notes due 2019 (the “8.50% Notes”) on September 3, 2014 (the “Redemption Date”). The redemption price for the 2019 Notes will be 104.25% of the principal amount of the Notes, plus accrued and unpaid interest to the Redemption Date.

This press release is for informational purposes only and is not an offer to buy, the solicitation of an offer to sell or a solicitation of consents with respect to, any of the 2019 Notes.

NRG Energy, Inc., a Fortune 250 company headquartered in Princeton, New Jersey and Houston, Texas, owns and operates one of the country’s largest and most diverse power generation portfolios and serves nearly 3 million retail electricity customers.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526
Daniel Keyes
609.524.4527